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Exhibit 99.1

INTERNATIONAL RECTIFIER REPORTS MARCH QUARTER RESULTS

Orders Up 28 Percent Year-On-Year, 9 Percent Quarter-On-Quarter

        EL SEGUNDO, CA—April 24, 2003—For the quarter ended March, International Rectifier Corporation (NYSE: IRF) today reported pro forma net income of $12.1 million (or $0.19 per share), which excludes previously announced charges related to restructuring activities, on revenues of $214.4 million, compared to net income of $12.2 million (or $0.19 per share) on revenues of $178.6 million in the prior-year quarter. Including the charges of $6.4 million, IR reported a net income of $7.5 million (or $0.11 per share).

        Revenues were at the high end of guidance, increasing 20 percent year-over-year, led by 38 percent growth in proprietary products (analog ICs, power systems, and advanced-circuit devices). Compared to the immediately preceding quarter, total revenues were up two percent. Shipments grew in the information technology, automotive, and industrial sectors and declined in the consumer market. Revenues from sales to original equipment manufacturers (OEMs) rose 33 percent year-over-year and nine percent sequentially.

        IR shipments to distributors declined nine percent sequentially in the March quarter as they continued to burn inventory, now down more than 30 percent from peak levels of two years ago. In contrast, distributor shipments of IR products to their end customers rose 13 percent sequentially. To meet this growing demand and replenish diminished inventories, distributors increased their orders to IR by 15 percent from the December quarter.

        Bookings were strong in a number of end markets, fueling a 28 percent increase in overall orders year-over-year and a nine percent increase sequentially. Contributing to the strong upside growth were gains in defense and information technology. Business conditions in automotive and consumer markets weakened.

        IR saw a significant upturn in defense bookings, which jumped 36 percent sequentially, as a result of new programs including advanced aircraft, global positioning satellites (GPS), and smart weaponry. Strength in information technology bookings, up 21 percent sequentially, reflected content expansion and share gain fueled by the introduction of Intel's Centrino™ and Pentium M™ based products.

        March-quarter gross margin expanded to 33.5 percent from 32.5 percent (before restructuring related charges) in the immediately preceding quarter. Including these charges, gross margin in the immediately preceding quarter was 29.6%. The improvement resulted from a richer mix of proprietary products shipped in the quarter and planned efficiencies from IR's restructuring activities announced in the December quarter. IR's product gross margins (which excludes royalty income) rose 150 basis points to 30.3 percent from the previous quarter. Proprietary products accounted for 56 percent of sales, up from 50 percent a year earlier.

        The company generated $39 million of cash from operations in the March quarter to close the period with approximately $687 million in cash and cash investments, up from $670 million in the December quarter.

        Chief Executive Officer Alex Lidow commented, "IR continues to outperform its competitors in achieving faster growth and higher product gross margins as a result of industry pacesetting design wins, a richer mix of proprietary products, and manufacturing efficiencies."

        In the quarter ended March, IR won significant new business in target markets:

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  Power systems and advanced circuit devices were selected in 11 new defense programs for F-22 and F-35 Joint Strike Fighter aircraft, global positioning satellites, electronic flight control systems, and smart missiles from Boeing, Lockheed-Martin, Raytheon, BAE Systems, and Northrup-Grumman.

  •
  Proprietary products including xPhase™, DirectFET™, and iPOWIR™ took leading positions in new designs among the top three PC suppliers and the top three server companies. IR secured six design wins in Centrino and Pentium M solutions where content is significantly higher than previous-generation notebook computers.

  •
  IR analog ICs were selected for next-generation Maytag and Whirlpool washers as well as Toshiba-Carrier and Sanyo air-conditioners.

  •
  Analog ICs and advanced circuit devices from IR were selected for upcoming Daimler-Chrysler, Ford, and BMW vehicles to power electronic braking systems, direct fuel injection systems, electronic suspension and new engine preheat systems.

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  Samsung, Sanyo, and Mitsubishi Electronics chose proprietary analog ICs and advanced-circuit devices from IR to power their new plasma and high definition TV displays.

        Alex Lidow noted, "In this quarter alone, IR secured more than $140 million in new design wins, up 34 percent from the prior quarter, led by growth in analog and mixed signal IC applications. Proprietary products are the driving force allowing the company to gain significant share in high growth, target markets. With strong cash generation from operations, we expect to exit the fiscal year with approximately $700 million in cash on the balance sheet."

        "We are encouraged by the pick-up in demand, with April bookings showing a double-digit increase over January's bookings and over 80 percent of our June shipment guidance already in our backlog. The business outlook, however, remains clouded and there are few signs of a meaningful increase in capital spending. In spite of the uncertainties, IR continues to secure new designs for proprietary products and to expand content in target applications. In the quarter ending June, IR expects revenues to grow 4-8 percent, with the overall gross margin widening by about a percentage point due to increased cost efficiencies and a richer mix of products."

        In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses pro forma or non-GAAP results of operations that exclude certain items. IR discloses such pro forma information in order to reflect underlying operating performance and to permit shareholders and other readers to better assess the company's operating results.

        The following reconciles reported net income and earnings per share to pro forma net income and earnings per share:

	For the Quarter Ended March 31, 2003
	$ in thousands	Earnings per Share
Reported net income	$7,451	$0.11
Costs from restructuring activities (net of 27% tax benefit)	4,664	0.08

Pro forma net income	$12,115	$0.19

        The following reconciles reported gross profit and gross profit margin, on December quarter revenues of $209.5 million, to pro forma gross profit and gross profit margin:

	For the Quarter Ended December 31, 2002
	$ in thousands	Gross Profit Margin
Reported gross profit	$62,097	29.6%
Costs from restructuring activities	6,000	2.9

Pro forma gross profit	$68,097	32.5%

        International Rectifier is a world leader in power management technology that improves functionality, speed, compactness, and portability in information technology and other end products.

IR's analog ICs, advanced-circuit devices, power systems, and components enable Internet hardware to gain speed and reliability, allow portable electronics to run longer off a single charge, improve automotive fuel efficiency, and cut energy consumption in home appliances and industrial motors. The company is the pioneer and market leader in the $3 billion power MOSFET industry, and over 20 companies are licensed under its power MOSFET patents. IR serves market leaders around the world, and more than half its revenues come from outside the United States.

        The foregoing material includes some forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution that such statements are subject to a number of uncertainties, and actual results may differ materially. Factors that could affect the company's actual results include greater than expected costs of implementing company restructuring plans; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the failure of market demand to materialize as anticipated; the effectiveness of cost controls and cost reductions; the ability to initiate manufacturing changes without disruption of current operations; pricing pressures; litigation and other unexpected costs associated with cost-reduction efforts, including reductions in force and the transfer and consolidation of product lines and equipment (including, without limitation, those associated with the company's restructuring initiatives); the accuracy of customers' forecasts; product claims, returns and recalls; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; delays in transferring and ramping production lines or completing customer qualifications (including, without limitation, those associated with the company's restructuring initiatives); company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry and competitive conditions; economic conditions in the company's markets around the world and the timing of changes in market conditions; the company's mix of product shipments; the success of working capital management programs; failure of suppliers and subcontractors to meet their delivery commitments; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods; the impact of changes in laws and regulations, including tax, trade and export regulations and policies; the actual results of any outstanding patent and other litigation; and other uncertainties disclosed in the company's reports filed with the Securities and Exchange Commission, including its most recent reports on Form 10-K and 10-Q. To the foregoing factors should be added the financial and other disruptive effects of terrorist actions.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212.346.6430 or by logging onto the Internet at http://www.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from 7:30 p.m. Eastern time (4:30 p.m. Pacific time) on Thursday, April 24, 2003 until 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Tuesday, April 29, 2003. To hear the replay, call 800.633.8284 (for international callers 402.977.9140) and use reservation number 2113-4880, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.
Website: http://www.irf.com

Centrino and Pentium M are trademarks of Intel Corporation.
xPhase, DirectFET, and iPOWIR are trademarks of International Rectifier.

International Rectifier Corporation and Subsidiaries

Unaudited Consolidated Statement of Operations

(In thousands except per share amounts)

	Three Months Ended March 31		Nine Months Ended March 31
	2003	2002	2003	2002
Revenues	$214,377	$178,633	$636,074	$519,212
Cost of sales	142,506	115,988	427,830	336,073

Gross profit	71,871	62,645	208,244	183,139
Selling and administrative expense	35,491	31,171	109,084	92,443
Research and development expense	19,578	16,646	57,671	50,523
Amortization of acquisition-related intangibles	1,342	968	3,996	2,904
Impairment of assets, restructuring and severance charges	6,389	—	180,205	—

Operating profit (loss)	9,071	13,860	(142,712)	37,269
Other income (expense)
Interest, net	448	1,055	(86)	5,308
Other, net	33	1,581	192	1,450

Income (Loss) before income taxes	9,552	16,496	(142,606)	44,027
Provision for (benefit from) income taxes	2,101	4,289	(39,730)	11,447

Net income (loss)	$7,451	$12,207	$(102,876)	$32,580

Net income (loss) per common share
Basic	$0.12	$0.19	$(1.61)	$0.51

Diluted	$0.11	$0.19	$(1.61)	$0.50

Average common shares outstanding—basic	64,054	63,415	63,916	63,321

Average common shares and potentially dilutive securities outstanding—diluted	64,850	65,453	63,916	65,105

International Rectifier Corporation and Subsidiaries

Unaudited Consolidated Balance Sheet

(In thousands)

	March 31 2003	June 30 2002 (Audited)
Assets
Current assets:
Cash, cash equivalents and cash investments	$405,080	$335,774
Trade accounts receivable	136,017	150,959
Inventories, net	172,937	178,368
Deferred income taxes	24,152	23,027
Prepaid expenses and other receivables	36,007	41,126

Total current assets	774,193	729,254
Long-term cash investments	281,729	335,538
Property, plant and equipment, net	335,283	472,275
Other assets	353,770	276,115

Total assets	$1,744,975	$1,813,182

Liabilities and Stockholders' Equity
Current liabilities:
Bank loans	$16,485	$16,987
Long-term debt, due within one year	1,335	1,224
Accounts payable	66,581	69,750
Accrued salaries, wages and commissions	25,043	25,696
Other accrued expenses	45,189	56,610

Total current liabilities	154,633	170,267
Long-term debt, less current maturities	584,338	566,841
Other long-term liabilities	19,583	13,336
Deferred income taxes	9,114	4,093
Stockholders' equity:
Common stock	64,095	63,699
Capital contributed in excess of par value of shares	698,381	691,295
Retained earnings	194,664	297,554
Accumulated other comprehensive income	20,167	6,097

Total stockholders' equity	977,307	1,058,645

Total liabilities and stockholders' equity	$1,744,975	$1,813,182

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  Exhibit 99.1
INTERNATIONAL RECTIFIER REPORTS MARCH QUARTER RESULTS
International Rectifier Corporation and Subsidiaries Unaudited Consolidated Statement of Operations (In thousands except per share amounts)
International Rectifier Corporation and Subsidiaries Unaudited Consolidated Balance Sheet (In thousands)